Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 26, 2023, with respect to the financial statements and financial highlights of Nuveen California Select Tax-Free Income Portfolio (NXC), as of February 28, 2023, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Chicago, Illinois

August 1, 2023